                                                                  FORM: NBAP
                                                                  TRADING CARDS


LICENSEE:  MARVEL ENTERTAINMENT GROUP, INC. RETAIL PRODUCT LICENSE AGREEMENT
ADDRESS:   Executive Plaza, Suite 300
           1120 Route 73
           Mt. Laurel, NJ  08054

         THIS RETAIL PRODUCT LICENSE AGREEMENT is entered into by NBA Properties, Inc. ("NBAP"), with its principal office at 645 Fifth Avenue, New York, New York 10022, and Marvel Entertainment Group, Inc. ("Marvel") on behalf of its wholly-owned subsidiaries Fleer Corporation ("Fleer") and SkyBox International, Inc. ("SkyBox") (collectively and individually, "LICENSEE"), with regard to the commercial use by each LICENSEE of the names, logos, symbols, emblems, designs and uniforms and all identifications, labels, insignia or indicis thereof (the "Marks") of the National Basketball Association (the "NBA") and its Member Teams (collectively, the "NBA Marks") in combination with the names, nicknames, photographs, portraits, likenesses, signatures or other identifiable features ("Attributes") of all current NBA players. On the terms of this Agreement and subject to the attached NBAP Standard Terms and Conditions, NBAP hereby grants to LICENSEE, and LICENSEE hereby accepts, the non-exclusive (except as otherwise expressly provided in this Agreement) right and license to use under the Fleer and SkyBox brands the Marks of the Member Teams, the silhouetted dribbler logo (the "NBA Logo"), the Marks of the NBA, NBA All-Star Weekend and NBA Playoffs and Finals (collectively, the "Licensed Marks") in combination with the names, nicknames, photographs, portraits, likenesses, signatures, NBA statistics and biographical information (and such additional Attributes as NBAP may specifically approve on a case-by-case basis from time-to-time) of all current (at the time of such use) NBA players (on a group basis and to the extent NBAP can convey such rights in accordance with the Group License Agreement between NBAP and the National Basketball Players Association ("NBPA") (or its successor)) (the "Licensed Attributes"), solely in connection with the manufacture, distribution, advertisement, promotion and sale of the trading card products described in Paragraph A below ("Licensed Products"). No license or right is granted for the use of the Licensed Marks for any purpose other than on the Licensed Products and in the distribution, advertisement, promotion and sale of the Licensed Products in accordance with this Agreement.

A.       LICENSED PRODUCTS:  Trading card products as approved by NBAP.

         For each Contract Year during the Term, LICENSEE shall make * (*) trading card product "releases" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions) under the Fleer/SkyBox brands.

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*        Confidential treatment requested - portion has been omitted and filed
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B.       TERM:  August 1, 1998 to July 31, 2001 (the "Term").


C. TERRITORY: The rights granted to LICENSEE hereunder shall be exercisable on a worldwide basis (the "Territory").

D. ROYALTY RATES: LICENSEE shall pay monthly to NBAP a combined royalty and advertising and royalty payment (hereinafter referred to as "royalty") equal to *percent (*%) of "Net Sales" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions).

E.       MINIMUM GUARANTEES/REQUIREMENTS:

         (1) Minimum Guarantees: LICENSEE guarantees that its aggregate annual royalty payments to NBAP for each Contract Year under this Agreement shall not be less than the amount set forth opposite such Contract Year:

                  1st Contract Year         $*
                  2nd Contract Year         $*
                  3rd Contract Year         $*

                  *

         (2)      *:


         (3) International Minimum Requirements: If at any time after the 1st Contract Year, LICENSEE shall fail to exercise its good faith best efforts to distribute and sell Licensed Products within any of the European, Asia Pacific and Latin American International regions, NBAP shall have the right, upon thirty
                  (30) days written notice, to terminate LICENSEE's rights with respect to the sale of Licensed Products in any such particular international region for the balance of the Term. LICENSEE shall be deemed not to have used its best efforts, if NBAP can demonstrate that LICENSEE has generally failed to make marketing and distribution efforts in support of the Licensed Products as shall be required to enable retailers to meet consumer demand for the Licensed Products. LICENSEE acknowledges that LICENSEE's Minimum Guarantee obligations under subparagraph (1) above shall not change or be affected in any way in the event any of LICENSEE's rights to sell Licensed Products is terminated pursuant to this subparagraph.

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                                      -2-

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F.  ADVERTISING & PROMOTION:

         (1)      *

         (2) Fleer shall exhibit, at its sole cost and expense, a fair and representative selection of Licensed Products at the National Sports Collectors Convention and every other trade show where Fleer (in its discretion) exhibits licensed products.

G. SELLING PRACTICES: LICENSEE acknowledges NBAP's legitimate and reasonable interest in protecting the value of the NBA Marks and maximizing the effectiveness of its advertising, promotion and distribution efforts by segmenting the classes of trade into which its licensees sell NBAP-licensed products. Therefore, LICENSEE shall only sell Licensed Products to a buyer that to its best knowledge, (i) purchases Licensed Products from LICENSEE solely for sale directly to the consumer and operates a retail establishment that supports the high quality and image of NBA officially licensed products with appropriate merchandising displays, promotion and/or customer service, or (ii) distributes to retailers that support the high quality and image of NBA officially licensed products with appropriate merchandising displays, promotion and/or customer service. LICENSEE acknowledges that a failure to comply with the selling practices set forth in this Paragraph shall cause significant harm to NBAP's efforts to effectively and efficiently distribute NBAP-licensed products.

AGREED TO AND ACCEPTED, subject                  AGREED TO AND ACCEPTED:
to and incorporating the attached NBAP           NBA PROPERTIES, INC.
Standard Terms and Conditions which
the undersigned has read:
MARVEL ENTERTAINMENT GROUP, INC.                 By:/s/ Harvey E. Benjamin
                                                        Sr. Vice President,
                                                        Business Affairs
By:/s/ August J. Liguori

Title: E.V.P.                                     Dated: 7/31/98









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*        Confidential treatment requested - portion has been omitted and filed separately with the Securities and Exchange Commission.

                       NBAP STANDARD TERMS AND CONDITIONS

1.  ADDITIONAL DEFINITIONS

         For the purposes of this Agreement:

        (a) "Contract Year" shall mean a twelve (12) month accounting period commencing August 1 and concluding July 31. The first Contract Year shall commence August 1, 1998.

        (b) "Counterfeit Goods" shall mean and include: (i) goods that bear any NBA Mark that has been reproduced and/or affixed without authorization from NBAP; (ii) goods that bear any NBA Mark produced by any source in excess of an amount ordered by an NBAP licensee; and (iii) goods that bear any NBA Mark that have been rejected by NBAP or an NBAP licensee and nevertheless enter the stream of commerce.

        (c) "Diverted Goods" shall mean and include any goods produced by someone acting on behalf of an NBAP licensee, which goods are not delivered by the producer to such licensee or to a person designated by such licensee to receive such goods.

        (d) "NBA Photo" means any photograph of a current NBA player taken by any party during an NBA game, competition, event or NBA-coordinated activity (e.g., Pre-Draft Camps, Rookie Orientation, player appearances etc.), or in which such a player is pictured in his NBA team or League-issued uniform or practice wear, or NBA-identified merchandise or setting.

        (e) "Net Sales" shall mean*

        (f) "Parallel Goods" shall mean and include Licensed Products transferred outside of the Territory or brought into the Territory in violation of this Agreement.

        (g) "Premium" shall mean anything given free or sold at substantially less than its usual selling price (but does not include sales made pursuant to periodic price reductions resulting from "specials," "sales," or volume pricing discounts) for the purpose of increasing the sale of, or publicizing, any product or service, or other giveaway or promotional purpose. Other giveaway or promotional purposes include, but are not limited to, self-liquidating offers, uses of Licensed Products as sales force or trade incentives and sales of Licensed Products through distribution schemes involving earned discounts or "bonus" points based on the consumer's use of the offeror's product or service.

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     separately with the Securities and Exchange Commission.

         (h) "Release" means each series of a Licensed Product issued in series (for example, NBA Hoops Series I and NBA Hoops Series II would each be counted as a release) and each Licensed Product not issued in series (for example, Flair Showcase would be counted as a release).

         (i) "Set" means all cards in all series of a Licensed Product issued in series and in each Licensed Product not issued in series.

2. TEAM REPRESENTATION: LIMITATIONS ON LICENSE

         (a) Unless otherwise approved in writing by NBAP, each NBA Set must include individual cards of a minimum of six (6) players form each Member Team and utilize the respective team's full logo on a mutually agreeable location on the card. All designs of the Licensed Products using the Licensed Marks, including any packages, containers or tags, shall be subject to NBAP's prior written approval and shall be used solely in furtherance of this Agreement, and such designs will not be used in any other respect by LICENSEE nor will LICENSEE authorize any third party to use such designs. Notwithstanding the foregoing, NBAP acknowledges that LICENSEE may hold other licenses pursuant to which LICENSEE manufactures, distributes or sells products similar in design to the Licensed Products and nothing in this Agreement is intended to prohibit LICENSEE's manufacture, distribution or sale of such products not bearing or relating to the Licensed Marks.

         (b) LICENSEE acknowledges that nothing contained herein shall be construed as granting to any photographer engaged by LICENSEE the right to enter any NBA arena for the purpose of photographing game action, it being understood that NBAP does not control arena access. Upon LICENSEE's request, NBAP shall provide LICENSEE with reasonable amounts of NBA Photos for use by LICENSEE in the production of the Licensed Products; such NBA Photos to be provided to LICENSEE at NBAP's prevailing search and edit charges for NBAP licensees.

3. STATEMENTS AND PAYMENTS: REPORTING

         (a) Statement and Payments: By the fifteenth (15th) day following the end of each month, LICENSEE shall wire transfer to NBAP the "Monthly Minimum Payment" (as defined below), and within fifteen (15) days (i.e., by the 30th day following the end of each month) of each such payment, Fleer and SkyBox shall each furnish (on forms provided by or approved by NBAP) full and accurate statements (on a country-by-country and brand basis), certified by an officer of each respective company, showing all information relating to the calculation of Net Sales for the preceding month. Simultaneously with the submission of such statement, each company shall wire transfer to NBAP the overage, if any, with respect to the Monthly Minimum Payment made and the actual earned royalty required for the preceding month. The minimum amount of each monthly royalty payment shall be the amount which, when added to payments of royalties previously made for the Contract Year, shall be equal to one-twelfth (8.34%) of the Minimum Guarantee for such Contract Year required under Paragraph E above, multiplied by the number of calendar months then elapsed (the minimum payments under this sentence shall be collectively referred to as the "Monthly Minimum Payment"). Aggregate royalties paid each Contract Year may exceed the Minimum Guarantee for such Contract Year. Such monthly statements shall be furnished and the required payments made by LICENSEE whether or not there are any Net Sales for that month. All payments made by LICENSEE to NBAP under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any income, stamp or other taxes, charges, fees, deductions or withholdings. If any such taxes, charges, fees, deductions or withholdings are required by law to be withheld from any amounts payable to NBAP hereunder, the amounts so payable shall be increased to the extent necessary to yield to NBAP the amounts specified in this Agreement. All payments shall be in U.S. dollars, from a U.S. source approved by NBAP. All computations and payments shall be in U.S. dollars, at the spot rate for the local currency as published in the Wall Street Journal for the last business day of the preceding month. If LICENSEE shall fail to timely pay any amount due under this Paragraph, LICENSEE shall pay interest on such amount at a rate equal to the lesser of (i) * percent (*%) per annum over the highest prime rate (announced by Chase Bank, New York branch) prevailing during the period between the date the payment first became due and the date such payment is actually paid or (ii) the highest rate permitted by law during the period between the date the payment first became due and the date such payment is actually paid. The receipt or acceptance by NBAP of any of the statements furnished or royalties paid by LICENSEE (including the cashing of any royalty checks) shall not preclude NBAP from questioning their accuracy, auditing LICENSEE's books and records pursuant to Paragraph 12 or claiming any shortfall in royalty payments, or advertising and promotion payments all during the Term and for a period of two (2) years after the expiration or termination hereof. In order to assist with NBAP's annual budget process, by April 15 of each Contract Year, each LICENSEE company shall deliver a statement detailing its projections for sales of each Licensed Product for the following Contract Year, broken down on a quarterly basis. If LICENSEE fails to comply with the reporting and payment requirements contained in this Paragraph, subject to notice and opportunity to cure as provided under Paragraph 13(a) below, NBAP may charge LICENSEE, as liquidated damages, * U.S. dollars (USD *) for each instance of non-compliance with this Paragraph.



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         separately with the Securities and Exchange Commission.

         (b) Cross-Collateralization: Any royalty payment for Licensed Product sold shall only be applied against the Minimum Guarantee for the Contract Year in which such Licensed Product was sold (i.e., any shortfall in, or payment in excess of, the Minimum Guarantee for a Contract Year may not be offset or credited against the Minimum Guarantees for any other Contract Year or against any other NBA license (including premium license agreements entered into pursuant to Paragraph 5 hereof) held by LICENSEE).

4. NON-RESTRICTIVE GRANT; RIGHTS RESERVED

         Nothing in this Agreement shall prevent NBAP from granting any other licenses and rights. All rights not specifically granted in this Agreement are expressly reserved by NBAP. No right of renewal or option to extend is granted or implied and LICENSEE shall have no right to continue manufacturing or selling Licensed Products or to continue holding itself out as a licensee of NBAP after the expiration or termination of this Agreement except as provided in Paragraph 14.

5. PREMIUMS

         Licensed Products shall not be used as a Premium without the prior written approval of NBAP in each instance and unless specifically authorized pursuant to a separate agreement with NBAP. Nothing in this Agreement shall prohibit LICENSEE from marketing Licensed Products using creative techniques consistent with industry practice, including, but not limited to, periodic "specials," "sales," or volume discount prices, so long as all receipts are accounted for in Net Sales and in accordance with this Agreement.

6. GOODWILL

         LICENSEE recognizes that (i) a portion of the value of the NBA Marks is attributable to goodwill, (ii) the goodwill attached to the NBA Marks belongs exclusively to NBAP, the NBA and its Member Teams and
         (iii) that such NBA Marks have secondary meanings in the minds of the public. LICENSEE shall not, during the Term or thereafter, challenge
         (y) the property rights of the Member Teams, whether severally owned or held in association as the NBA, or NBAP's property rights, in and to NBA Marks, or (z) the validity, legality or enforceability of this Agreement.

7. PROTECTION OF RIGHTS

         (a) Unauthorized Activities: LICENSEE shall promptly notify NBAP in writing of any infringements of the Licensed Marks or the Licensed Products or the sale of any Licensed Products outside the Territory (e.g., unauthorized importation/exportation of goods) which may come to LICENSEE's attention. NBAP shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or unauthorized importation/exportation. LICENSEE agrees not to contact any third party engaging in the aforementioned activities, not to make any demands for claims and not to institute any suit or action on account of such infringement or unauthorized importation/exportation without obtaining the express prior written permission of NBAP in each instance. In the event NBAP grants such permission and LICENSEE institutes such a suit or takes other action, LICENSEE shall bear all direct out-of-pocket costs and expenses of such action and NBAP shall reasonably cooperate with LICENSEE at LICENSEE's expense.

         (b) Assistance in Protecting Marks: LICENSEE shall cooperate to the fullest extent reasonably necessary to assist NBAP in the protection of the rights of NBAP, the NBA and the Member Teams in and to the Licensed Marks. NBAP shall reimburse LICENSEE for any reasonable out-of-pocket costs actually incurred by LICENSEE in providing such cooperation and assistance. LICENSEE shall reasonably cooperate with NBAP in its enforcement efforts, including being named by NBAP as a complainant in any action against an infringer and NBAP shall bear all LICENSEE's direct out-of-pocket costs and expenses of being named a complainant and otherwise cooperating with NBAP in any such action. LICENSEE shall pay to NBAP, and waives all claims to, all damages or other monetary relief recovered in any such NBAP-initiated action by reason of a judgment or settlement (other than for reasonable attorneys' fees and expenses incurred at NBAP's request) whether or not such damages or any part of such damages represent or are intended to represent injury sustained by LICENSEE.

         (c) Ownership of Marks: LICENSEE acknowledges that NBAP and/or the Member Teams are the exclusive owners of the Licensed Marks. Any intellectual property rights in the Licensed Marks that may accrue to LICENSEE shall inure to the benefit of NBAP and shall be assigned to NBAP upon its request. Any copyright, trademark or service mark used or procured by LICENSEE with respect to or involving the Licensed Marks, derivations or adaptations of the Licensed Marks, or any word, symbol or design which is similar to the Licensed Marks so as to suggest association with or sponsorship by the NBA, one of its Member Teams or any of their affiliates, shall be procured for the benefit of and in NBAP's name, at NBAP's expense, notwithstanding their creation by LICENSEE. LICENSEE shall take all necessary steps to secure an assignment to NBAP of the copyright from a creator of work that is not work-for-hire. Any copyright, trademark or service mark affecting or relating to the Licensed Marks already procured or applied for shall be assigned to NBAP. LICENSEE shall supply NBAP with any necessary supporting materials required to obtain copyright or trademark registrations of any copyrights or trademarks required to be assigned to NBAP under this Agreement at NBAP's expense.

         (d) Notices, Labeling and Records: In every instance in which any Licensed Mark is used free-standing in any Licensed Product or promotional materials design (i.e., not appearing as embodied in or on a uniform, equipment, etc.), LICENSEE shall include the notice "TM," "(R)," or "(C)" or such other copyright, trademark or service mark notices (including the form, location and content of such notices) as

                  NBAP may from time-to-time designate. In addition, the following general notice (in the English language, and in the language of any foreign country where the Licensed Products will be sold subject to space limitations and the requirements of local law) must be included on the packaging of the Licensed Product:

                           "The NBA and individual NBA member team
                           identifications reproduced on this product are trademarks and copyrighted designs, and/or other forms of intellectual property, that are the exclusive property of NBA Properties, Inc. and the respective NBA member teams and may not be used, in whole or in part, without the written consent of NBA Properties, Inc."

                  LICENSEE shall: (i) cause all Licensed Products to bear the NBA Logo together with the NBAP (C) notice in such place, and in such prominence, as NBAP may designate from time-to-time,
                  (ii) include on the product box and wrapper the "Official Licensed Product" logo and the NBAP (C) notice in such place, and in prominence, as NBAP may designate from time-to-time,
                  (iii) faithfully comply with and adhere to NBAP's mandatory hologram "Official Licensed Product" identification system or such system(s) as NBAP may from time-to-time require including, but not limited to, identification devices on individual cards, shipment tracking, identification and anti-counterfeiting systems, stickers, and labels that NBAP may establish from time-to-time, (iv) unless approved in writing by NBAP, not cross-license or otherwise use other licensed properties or other Marks with the Licensed Products or Licensed Marks, and (v) keep appropriate records, and advise NBAP upon its request, of the date when each of the Licensed Products is first placed on sale or sold in each country of the Territory and the date of first use in each country of each different Licensed Mark on the Licensed Products and any promotional or packaging materials.

         (e) Recordation and Registered User Applications: With respect to these countries in which one or more LICENSEE's may distribute and which require applications to register the distributing LICENSEE as a permitted or registered user of the Licensed Marks, or which require the recordation of this Agreement, such LICENSEE shall execute and deliver to NBAP such applications, agreements or other documents as may be necessary. In such event, this Agreement rather than such agreements will govern any disputes between LICENSEE and NBAP, and when this Agreement expires or is terminated, any such other agreement shall also be deemed expired or terminated.

         (f) Licensee Trade Names and Trademarks: Fleer and SkyBox shall each permanently affix labeling on its respective Licensed Product or its packaging, indicating its name, trade name and address so that the public can identify the supplier of the Licensed Product. Prior to any distribution or sale of any Licensed Product, each company shall advise NBAP in writing of its trade names or trademarks used on Licensed Products and the proposed placement of such trade names and trademarks on the Licensed Products. Each company shall only sell Licensed Products under mutually agreed upon trade names or trademarks and with approved copyrighted designs, shall not incorporate the Licensed Marks into its corporate or business name or trademark in any manner whatsoever and shall place its trade names and trademarks on Licensed Products only as approved by NBAP. NBAP acknowledges that it shall acquire no rights in any LICENSEE trade names or trademarks used hereunder. If requested by NBAP, each company shall supply NBAP, in advance of shipping any Licensed Products, with at least twelve (12) copies of each type of its stickers, products labels and other markings of origin for use in identifying and authenticating Licensed Products in the marketplace. LICENSEE shall not use, whether during or after the Term, any Marks:
                  (i) in connection with the Licensed Marks without NBAP's authorization, (ii) confusingly-similar to the Licensed Marks, or (iii) intended to relate or refer to the Licensed Marks, the Member Teams or events involving Member Teams.

8. INDEMNIFICATIONS

         (a) LICENSEE shall be solely responsible for, and shall defend, hold harmless and indemnify NBAP, NBA Entertainment, Inc. ("NBAE"), the NBA and its Member Teams and the NBPA and their respective affiliates, owners, directors, governors, officers, employees and agents (collectively "NBA Parties") against any claims, demands, causes of action or damages, including attorneys' fees (collectively, "Claims"), arising out of: (i) any act or omission of LICENSEE, any Third Party Contributor (as defined in Paragraph 11(b) below) or any other entity acting on LICENSEE's behalf (whether or not approved by NBAP pursuant to this Agreement), (ii) any breach of this Agreement by LICENSEE, any Third Party Contributor or any other entity acting on LICENSEE's behalf (whether or not approved by NBAP pursuant to this Agreement), (iii) the manufacture, distribution, advertisement, promotion, sale, possession or use of any Licensed Product (including, but not limited to, claims relating to (w) any defect (whether obvious or hidden and whether or not present in any sample approved by NBAP) in a Licensed Product or in any packaging or other materials (including advertising materials), (x) any alleged injuries to persons or property, (y) any infringement of any rights of any other person or entity or (z) the alleged failure by LICENSEE to comply with applicable laws, regulations and standards or the terms of the NBAP Code of Conduct, as amended from time to time by NBAP (the "Code of Conduct"), attached hereto as Exhibit A) or (iv) any claim that any Licensed Product or element thereof (other than the Licensed Marks, Licensed Attributes, NBA Photos or other material supplied to LICENSEE by NBAP) violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress and rights of publicity and privacy) of a third party, provided LICENSEE is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, NBAP shall cooperate fully with and assist

                  LICENSEE in all respects in connection with any such defense. LICENSEE shall reimburse NBAP for all reasonable out-of-pocket costs actually incurred by NBAP in connection with such cooperation and assistance. In any instance to which indemnities pertain, LICENSEE shall not enter into a settlement of such Claim or admit liability or fault without NBAP's prior written approval. LICENSEE shall obtain and maintain product liability insurance providing protection for the NBA Parties against any Claims arising out of any alleged defects in the Licensed Products or any use of the Licensed Products, in the amount of one million dollars ($1,000,000) (including the amount of the deductible). Such insurance shall be carried by an insurer with a rating by A.M. Best & Co. of A-7 or other rating satisfactory to NBAP. Such insurance policy shall also provide that NBAP receive written notice within thirty (30) days prior to the effective date of the cancellation, non-renewal or any material change in coverage. In the event that LICENSEE fails to deliver to NBAP a certificate of such insurance evidencing satisfactory coverage prior to NBAP's execution of this Agreement, NBAP shall have the right to terminate this Agreement at any time. Such insurance obligations shall not limit LICENSEE's indemnity obligations, except to the extent that LICENSEE's insurance company actually pays NBAP amounts which LICENSEE would otherwise be obligated to pay NBAP.

         (b) NBAP shall be solely responsible for, and shall defend, hold harmless and indemnify LICENSEE, its directors, officers, employees and agents against any Claims arising out of (i) a claim that the use, as specifically approved by NBAP in accordance with the terms of this Agreement, of the Licensed Marks, Licensed Attributes, NBA Photos or other material supplied to LICENSEE by NBAP (collectively, "Licensed Materials") violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party in or to the Licensed Marks,
                  (ii) a claim that the use, as specifically approved by NBAP in accordance with the terms of this Agreement, of the Licensed Attributes, NBA Photos or other material supplied to LICENSEE by NBAP on Licensed Products, or in advertising or promotional materials, as specifically approved by NBAP violates or infringes upon the right of privacy or right of publicity of, or libels or defames, any NBA player or (iii) any breach of this Agreement by NBAP, provided NBAP is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, LICENSEE shall cooperate fully with and assist NBAP in all respects in connection with any such defense. NBAP shall reimburse LICENSEE for all reasonable out-of-pocket expenses actually incurred by LICENSEE in connection with such cooperation and assistance. In any instance to which such indemnities pertain, NBAP shall not enter into a settlement of such Claim or admit liability or fault without LICENSEE's prior written approval. NBAP shall have the right, within seventy (70) days of LICENSEE's commencement of production of Licensed Products bearing such marks, to advise LICENSEE that one or more Marks of a Member Team (other than the team's name or logo) are not covered by this Paragraph 8(b), whereupon any continued use of said Mark by LICENSEE shall be at LICENSEE's sole risk. If as a consequence of NBAP's breach of this Agreement or a Claim (for which it is entitled to indemnification by NBAP under this Paragraph) LICENSEE is restrained from use of any Licensed Materials and such restraint has had a material adverse effect on LICENSEE's Licensed Product sales, NBAP and LICENSEE shall in good faith confer with respect to an equitable adjustment to LICENSEE's obligations under this Agreement. If NBAP and LICENSEE are unable to agree on the equitable adjustment, then the parties shall proceed in accordance with the process set forth in subparagraph 22(a) below.

9. QUALITY; APPROVALS; SAMPLES

         LICENSEE shall cause the Licensed Products to meet and conform to high standards of style, quality and appearance, consistent with their price point. In order to assure NBAP that it is meeting such standards and other provisions of this Agreement, LICENSEE shall comply with the following:

         (a) Pre-Production: Before commercial production and distribution of any Licensed Product, each LICENSEE shall submit to NBAP all its proposed set/subset themes, composition, package configurations, card designs, card copy, statistical information, photographs, composite matchprints, packaging and displays. LICENSEE acknowledges that NBA Photos not obtained directly through NBAP's photo services shall not be approved for use on Licensed Product or in NBA-identified promotional materials. All submissions under this Paragraph shall be accompanied by forms supplied by NBAP, using one (1) form for each submission and filling in all necessary information, and all NBA Photos submitted for approval must include the photograph identification number (e.g., 95 NSBB 12345) assigned to each photograph by NBAP's photo services. NBAP shall approve or disapprove in writing all submissions, in its good faith exercise of sole discretion, before the LICENSEE shall be entitled to distribute, advertise, use, produce commercial quantities of or sell any item relating to any such submission. Any article actually submitted and not disapproved in writing within thirty (30) days after receipt by NBAP shall be deemed approved. In the event of a disapproval, NBAP shall set forth its reasons with enough specificity that LICENSEE shall be able to remedy the defect if curable. Approval of an article by one company which uses particular artwork does not imply approval of such artwork with a different article, by another company or of such article with different artwork. LICENSEE acknowledges that NBAP's approval of an article does not imply approval of any non-NBA controlled elements contained in any article. After a sample of an article has been approved, it shall not be materially changed without resubmission of the modified article for NBAP's written approval.

         (b) Production Samples: Before selling or distributing any Licensed Product, each company shall furnish NBAP with, at no charge, for its files two (2) sample complete sets from the first production run of each product line. If such samples do not conform in all material respects to the Licensed Product as approved or if the quality of such sample does not meet the requirements of this Paragraph 9, NBAP shall notify the LICENSEE and such article shall not be considered a Licensed Product, be deemed unapproved and all such articles shall be promptly destroyed unless such articles may be remedied to NBAP's satisfaction. Each card LICENSEE shall also furnish NBAP, free of charge and with no right of resale, with: (i) five (5) "base cases" (i.e., a 20-box case with 36 packs of cards per box and 12 cards per pack) of each product line within thirty (30) days of production; (ii) twenty (20) complete sets in binders; and (iii) any additional pieces of Licensed Product as may reasonably be required by NBAP to promote the sale of Official Licensed Products (e.g., for NBAP's display room, advertisements, catalogs, mailers, product placement and trade shows) or for comparison with earlier samples. In addition, each LICENSEE shall provide NBAP with any additional pieces of Licensed Product as may be required for the permanent use of the Member Teams; for each card LICENSEE not to exceed two (2) base cases per product line per Member Team. If NBAP wishes to purchase further quantities of any Licensed Products for resale, LICENSEE shall sell such Licensed Products to NBAP at the lowest price LICENSEE charges for similar quantities sold to its preferred customers and LICENSEE shall pay royalties on such sales. If NBAP wishes to purchase mutually acceptable quantities of Licensed Products for giveaway purposes and not for resale, LICENSEE shall sell the Licensed Products to NBAP at LICENSEE's direct manufacturing costs for such Licensed Products and LICENSEE shall not be required to pay royalties on such sales to NBAP.

         (c) Rejections and Non-Compliance: All submissions or samples not approved by NBAP shall promptly be destroyed by the LICENSEE except as otherwise provided by NBAP. The LICENSEE shall advise NBAP regarding the time and place of such destruction (in sufficient time to arrange for an NBAP representative to witness such destruction, if NBAP so desires) and such destruction shall be attested to a certificate signed by one of LICENSEE's officers and submitted to NBAP within fifteen
                  (15) days of the date on which the sample was not approved. In the event of a LICENSEE's unapproved or unauthorized manufacture, distribution, use or sale of any products or materials bearing the Licensed Marks, including promotional materials, or the failure of a LICENSEE to comply with the material provisions of Paragraphs 7(d), 7(f), 9 (after receiving notice and opportunity to cure, if curable, as provided under Paragraph 13(d) below), or 11(c), NBAP shall have the right to: (i) immediately revoke that LICENSEE's right with respect to any Licensed Product licensed under this Agreement, and/or (ii) at the LICENSEE's expense, confiscate or order the destruction of such unapproved, unauthorized or non-complying products. In the event NBAP exercises its rights under (i) above, LICENSEE shall pay all royalties and

                  Minimum Guarantees due NBAP with respect to the Licensed Product for which right have been revoked. Such rights(s) shall be without prejudice to any other rights NBAP may have under this Agreement or otherwise.

         (d) Testing: Both before and after Licensed Products are put on the market, each LICENSEE shall follow reasonable and proper procedures for testing the Licensed Products for compliance with laws, regulations, standards and procedures, and shall permit NBAP (upon reasonable notice during reasonable business hours and no more than once a year) to inspect its and its authorized manufacturer's testing, manufacturing and quality control records, procedures and facilities and to test or sample Licensed Products for compliance with this Paragraph and the other terms and conditions of this Agreement. Licensed Products found by NBAP at any time not to comply with applicable laws, regulations, standards and procedures shall be deemed unapproved, even if previously approved by NBAP, and shall not be shipped unless and until the LICENSEE can demonstrate to NBAP's satisfaction that such Licensed Products have been brought into full compliance.

         (e) Revocation of Approval: In the event that (i) the quality, appearance or style of any Licensed Product previously approved by NBAP ceases to be acceptable to NBAP, or (ii) there is an event or occurrence relating to any player depicted in a Licensed Product which, in the good faith opinion of NBAP, defames or brings into disrepute, or reflects unfavorably upon NBAP, the NBA or any of its Member Teams, then, in any such event, NBAP shall have the right, in its sole discretion, to withdraw its approval of such Licensed Product. In the event of such a withdrawal pursuant to (i), LICENSEE shall as soon as practicable cease the printing of such Licensed Product and shall have a six (6) month sell-off period an equitable adjustment to the minimum guarantee for such Licensed Product. In the event of such a withdrawal pursuant to (ii), LICENSEE shall cease the advertising of the Licensed Product and, as soon as practicable, shall cease the printing of such Licensed Product and the parties shall negotiate in good faith for a reasonable sell-off period for such Licensed Product. If, in the good faith judgment of NBAP, the sell-off of such Licensed Product is likely to defame, bring into disrepute, or reflect unfavorably upon NBAP, the NBA, or any of its Member Teams, then LICENSEE shall destroy its remaining inventory of such Licensed Product. In either case, the parties shall also negotiate an equitable adjustment to the minimum guarantee for such Licensed Product. If there are other Licensed Products for which approval has not been withdrawn under this subparagraph, then this Agreement shall remain in full force and effect as to such other Licensed Products. LICENSEE shall notify NBAP in writing of any Licensed Products deleted from its product lines.

10. PROMOTIONAL MATERIAL; LIST GENERATION

         LICENSEE shall not use the Licensed Marks or Licensed Attributes, or any reproduction of the Licensed Marks or Licensed Attributes in any advertising, promotion or display material or in any other manner whatsoever without prior written approval from NBAP. Each LICENSEE shall furnish to NBAP, free of charge, in a computer readable form or such other format reasonably acceptable to NBAP, the names, addresses, telephone numbers and any other consumer information furnished to, and maintained by, it resulting from participation in any sweepstakes, promotion or direct mail solicitation conducted by it and featuring the Licensed Products or NBA Marks (and which information NBAP shall have the right to use for its marketing and research efforts as it deems appropriate). Under no circumstances will "lotteries," "games of chance" or any other type of promotion which NBAP believes reflects unfavorably upon the NBA or its Member Teams be approved. All copy and material depicting or using the Licensed Marks or Licensed Attributes (including display and promotional material, catalogs and press releases) shall be submitted for approval well in advance of production (but in no event less than ten (10) business days prior to the start of commercial production) to allow adequate time for NBAP, in its sole discretion, to approve, disapprove or comment upon such materials and for any required changes to be made. By way of example, no television or cinema advertising containing any Licensed Mark or licensed Attribute may be used unless it has been approved in all stages (i.e., creative concept, script, storyboard, production "rough-cut" and final version). Unless otherwise approved by NBAP, any NBA Photo or NBA game action footage that LICENSEE uses in connection with the Licensed Products must be obtained from NBAE and shall be subject to NBAE's prevailing search and edit charges for NBAE licensees and NBAP's cost of providing such footage. Any promotional material submitted that is not approved or disapproved in writing by NBAP within ten (10) days of its receipt by NBAP shall be deemed approved by NBAP. In the event of a disapproval, NBAP shall set forth in writing the reasons therefore with reasonable specificity.

11. DISTRIBUTION; COMPLIANCE

         (a) Distribution: LICENSEE shall use commercially reasonable efforts to distribute and sell, within and throughout the Territory, the Licensed Products in such manner as may be required to meet competition by reputable manufacturers of similar articles. LICENSEE shall make and maintain adequate arrangements for the distribution and timely delivery of Licensed Products to retailers within and throughout the Territory. In the event NBAP advises a particular LICENSEE that a special promotional effort is to take place in an individual store or chain in a region in which it has distribution rights, such LICENSEE shall use commercially reasonable efforts to sell its Licensed Products to said store or chain. In addition, each LICENSEE shall give the Licensed Products wide distribution and shall not, in accordance with the selling practices set forth in this Agreement, refrain for any reason from selling Licensed Products to any retail outlet within its Territory that may desire to purchase Licensed Products and whose credit rating, marketing image and past experience with LICENSEE, if any, warrants such sale.

         (b) Third Party Contributors: If a LICENSEE desires to use a third party manufacture or distributor (each, a "Third Party Contributor") in connection with the manufacturing of all or any part of, or the distribution of, any Licensed Product, such LICENSEE must first notify NBAP of the name and address of such proposed Third Party Contributor and of the Licensed Product LICENSEE desires such Third Party Contributor to manufacture or distribute. NBAP shall have the right, in its sole discretion, to withhold approval of any proposed Third Party Contributor and may predicate its approval on any terms or conditions NBAP shall determine in its sole discretion. LICENSEE may not use a Third Party Contributor in connection with the manufacture of all or any part of, or the distribution of, any Licensed Product prior to receiving such approval from NBAP. If any of LICENSEE's Third Party Contributors uses the Licensed Marks or Licensed Attributes for any unauthorized purpose, LICENSEE shall cooperate fully with NBAP in stopping, such unauthorized use. Attached as Schedule A is a true and complete list of all Third Party Contributors currently authorized by NBAP as of the date of execution of this Agreement. Any change by a LICENSEE from a Third Party Contributor previously approved by NBAP shall require approval in accordance with this Paragraph.

         (c) Counterfeit, Diverted and Parallel Goods: LICENSEE understands and acknowledges the meanings of "Counterfeit Goods," "Diverted Goods" and "Parallel Goods" as set forth in Paragraph 1 above and LICENSEE shall not authorize or knowingly permit the creation of any such goods by its employees, agents, representatives or any others operating under its direction, supervision or control and involving the NBA Marks. LICENSEE shall stamp on all invoices, and shall require its own affiliated distributor to stamp on its invoices, a prominent legend that states that the Licensed Products are allowed to be sold only within the Territory. In the event NBAP has good cause to believe that any of LICENSEE's authorized distributors, agents and customers are not observing territorial limits, LICENSEE shall, at the request of NBAP, inquire as to whether such party or parties are observing territorial limits and shall report in writing to NBAP the results of such inquiries. LICENSEE shall notify NBAP of all orders from, or on behalf of, a customer who LICENSEE knows is located outside the Territory or has good cause to believe intends to resell the Licensed Products outside the Territory. If LICENSEE sells Licensed Product outside the Territory, or to a customer that it knows to be reselling the Licensed Product outside the Territory, LICENSEE shall pay all NBAP's costs and expenses, including attorney's fees, required to remove such goods from the marketplace. Such right of reimbursement shall be in addition to, and not in lieu of, such other rights and relief (including injunctive relief) as may be available to NBAP.

         (d) Selling, Distributing and Reporting: In the event any LICENSEE sells or distributes other sports-related licensed merchandise of a similar grade or quality as the Licensed Products, but which do not bear any of the Licensed Marks, it will not discriminate, in a manner which adversely impacts the Licensed Products, in the granting of commissions and discounts to salesmen, dealers and distributors between the Licensed Products and the licensed products of any third party. A LICENSEE may not package its Licensed Products in combination with other of its products, whether similar or different, without the prior written approval of NBAP which shall not be unreasonably withheld. In the event a LICENSEE has employed selling or reporting methods which circumvent or reduce the royalty or other payment or reporting obligations contained in this Agreement, NBAP may, in addition to any other rights and remedies it may have, at its option and upon fifteen (15) days' prior written notice, adjust the minimum royalty per unit so that LICENSEE's payment or reporting obligations are the same as if such practice had not been employed.

         (e) Shipping and Anti-Counterfeiting Compliance: Each LICENSEE shall at all times conduct all aspects of its business in a fair and reasonable manner and in compliance with all shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may establish from time-to-time and all applicable laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry.

         (f) Conduct Requirements: LICENSEE represents and warrants to NBAP that LICENSEE shall faithfully comply with and adhere to, and LICENSEE shall take all steps necessary to ensure that all Third Party Contributors shall faithfully comply with and adhere to, all of the terms, provisions and policies contained in this Agreement, the Code of Conduct and all applicable United States and foreign laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry with regard to the conduct of all aspects of LICENSEE's (or any Third Party Contributor's) business and the manufacture, distribution, sale, testing and use of all Licensed Products (collectively, "Conduct Requirements"). NBAP and its authorized representatives shall have the right, upon reasonable prior notice, to examine and audit LICENSEE to ensure compliance with the

                  Conduct Requirements. LICENSEE shall allow NBAP access to any of its premises and personnel at all reasonable times for the purposes of such auditing. LICENSEE shall take all necessary steps in negotiating contracts with Third Party Contributors to provide NBAP and its authorized representatives with a contractual right to audit such Third Party Contributors to ensure compliance with the Conduct Requirements, including the right of NBAP to have access to the premises and personnel of any Third Party Contributor at all reasonable times for the purposes of such auditing.

         (g) Governmental Approvals: It shall be the sole responsibility of each LICENSEE, at its sole expense, to obtain all approvals (including, but not limited to, approvals of advertising materials) of all governmental authorities which may be necessary in connection with such LICENSEE's performance under this Agreement.

         (h) NBA Store: LICENSEE acknowledges that NBAP intends to offer various NBA and/or Member Team-identified products for sale in an NBAP-owned "showcase" retail store ("NBA Store"). LICENSEE further acknowledges that it will receive a variety of tangible and intangible benefits as a result of having merchandise manufactured by LICENSEE displayed, sold and promoted at the NBA Store. Therefore, LICENSEE shall, in addition to and in consideration for the license granted under this Agreement and in consideration of the benefits it will receive from having merchandise displayed, sold and promoted at the NBA Store, (i) upon the request of NBAP, perform contract manufacturing services for NBAP in connection with the manufacture of products for sale in the NBA Store on terms as mutually agreed upon by NBAP and LICENSEE and (ii) offer Licensed Products to the NBA Store on terms at least as favorable as those offered to LICENSEE's most preferred high-volume customers, including price, priority of delivery, discounts, cooperative or other advertising and promotional allowances and other benefits (regardless of volume).

12. RECORDS; AUDITS

         LICENSEE shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement (including, but not limited to, sales of Licensed Products, purchases and uses of NBA hologram stickers and compliance with shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may establish from time to time). NBAP and its authorized representatives shall have the right no more than once per year without good cause, at all reasonable hours of the business day and upon ten (10) days' notice, to examine and audit such books of account and records and all other documents and materials in LICENSEE's possession or under its control (including records of LICENSEE's parents, subsidiaries, affiliates and third parties if they are directly involved in activities which relate to this Agreement) relating to this Agreement. NBAP shall have free and full access for such purposes and for the purpose of making extracts and copies. All such information shall be kept confidential in accordance with Paragraph 22(f) hereof. Should an audit by NBAP establish a deficiency between the amount found to be due NBAP and the amount LICENSEE actually paid or reported, the LICENSEE shall pay the amount of such deficiency, plus interest at the then current prime rate (as announced by Chase Bank, New York branch) from the date such amount should have been paid until the date of payment. Should such audit establish a deficiency of more than five percent (5%) and greater than five thousand dollars ($5,000) LICENSEE shall also pay for the reasonable cost of the audit. LICENSEE shall pay such amount within thirty (30) days. All such books of account and records shall be kept available for at least two (2) years after the expiration or termination of this Agreement, or three (3) years after the end of the Contract Year to which they relate, whichever is earlier. In order to facilitate inspection of its books and records, LICENSEE shall designate a symbol or number which will be used exclusively in connection with the Licensed Products on which royalty payments are payable and shall maintain for inspection as provided in this Agreement duplicates of all billings to customers with respect to Licensed Products. LICENSEE shall, within ten (10) business days of NBAP's request (which shall not be made more than four (4) times per Contract Year), furnish NBAP with a list of LICENSEE's top twenty-five
         (25) retail accounts for Licensed Products (on a country by country basis) and their monthly purchases of Licensed Products (broken down by unit sales and in dollar volume by retailer). LICENSEE shall, promptly upon execution thereof, supply NBAP with true and complete copies of any agreement it enters into with any Member Team or any NBA player. In addition, LICENSEE shall, on a quarterly basis during the Term, provide NBAP with copies of either (i) financial information furnished to the United States Securities and Exchange Commission or
         (ii) with all financial statements and other financial information prepared by LICENSEE for distribution to its banks or other financial lending institutions to whom it reports regularly. Such information, to the extent not publicly available, shall be kept confidential in accordance with Paragraph 22(f) hereof. At NBAP's request, LICENSEE shall reasonably cooperate with NBAP in developing an electronic data interchange, or developing such other system, that will facilitate NBAP's review of LICENSEE's graphic designs for Licensed Products.

13. EARLY TERMINATION

         Without prejudice to any other rights NBAP may have pursuant to this Agreement or otherwise, NBAP shall have the right to terminate this Agreement, or rights with respect to a particular LICENSEE where appropriate, at any time if:

         (a) LICENSEE shall fail to timely remit a royalty report or any payment of any nature due to NBAP or any of its affiliates when due and shall fail to cure such delinquency and non-payment within thirty (30) days (ten (10) days for other non-payment defaults) of its receipt of written notice from NBAP; provided, however, that LICENSEE shall not have the right to cure more than three (3) delinquent submissions or payment defaults.

         (b) LICENSEE or any guarantor under this Agreement shall be unable to pay its liabilities when due, or shall. make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet the obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

         (c) LICENSEE shall exhibit a pattern of failure to timely return original NBA Photos to NBAP in accordance with the terms of its Photo Use Form Agreement.

         (d) LICENSEE shall fail to perform or shall be in breach of any other term or condition of this Agreement; provided, however, that if such breach can be cured, termination shall take effect thirty (30) days after written notice of such breach is sent by NBAP if such breach has not been cured during such thirty (30) day period.

         (e) LICENSEE now or in the future holds a license from NBAP covering any other products or geographic area other than the Territory and such license is terminated by NBAP.

         (f) LICENSEE (i) delivers Licensed Products outside the territory covered by any retail product license agreement in effect during the Term between NBAP and LICENSEE; (ii) sells Licensed Products to a third party who LICENSEE knows, intends to deliver the Licensed Products outside the Territory; or (iii) LICENSEE is in breach of Paragraph 11(c).

         (g) LICENSEE sells to any third party that LICENSEE knows is altering or modifying the Licensed Products prior to sale to the ultimate consumer.

         (h)      LICENSEE is in breach of Paragraphs 11(b) or 11(f).

         In addition to NBAP's other rights and remedies, upon termination of this Agreement under this Paragraph LICENSEE shall pay NBAP (within thirty (30) days of such termination) the Minimum Guarantees for each Licensed Product through the end of the Agreement, less the royalties paid to NBAP through the date of termination.

14. DISPOSAL OF STOCK; EFFECT OF TERMINATION

         Within seven (7) months following the initial release of each series of Licensed Product, except as otherwise approved by NBAP in writing, LICENSEE shall destroy printing plates and any such Licensed Product on hand. In the alternative, LICENSEE may sell or resell such Licensed Product with NBAP's permission, not to be unreasonably withheld. LICENSEE shall be entitled to retain for its purposes up to one hundred (100) cases of each Licensed Product each Contract Year. Any Licensed Product returned after seven (7) months of its initial ship date shall be destroyed within ninety (90) days of receipt by LICENSEE. In the alternative, LICENSEE may sell or resell such Licensed Product with NBAP's permission, not to be unreasonably withheld. Upon request, LICENSEE shall provide NBAP with evidence of the destruction of such product or components. Upon expiration (but not termination except with the prior approval of NBAP which shall not be unreasonably withheld if such termination is unrelated to LICENSEE's breach of Paragraphs 3,7,9 or 11(c) above), any Licensed Product on hand at the end of the sell-off period or subsequently returned to LICENSEE (or unfinished components of Licensed Products) shall be destroyed by LICENSEE at its cost, no later than thirty (30) days thereafter.

15. EQUITABLE RELIEF

         LICENSEE acknowledges that NBAP is entering into this Agreement not only in consideration of the royalties to be paid, but also for the promotional value and intrinsic benefit resulting from the manufacture, advertisement, distribution, sale and promotion of the Licensed Products by LICENSEE in the Territory. LICENSEE acknowledges that the Licensed Marks and Player Attributes possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which NBAP would sustain as a result of the unauthorized use thereof. LICENSEE further acknowledges that the unauthorized use of the Licensed Marks or Licensed Attributes having a material adverse effect on the NBA Marks or Player Attributes, will, in either case, cause immediate and irreparable damage to NBAP for which NBAP would not have an adequate remedy at law. Therefore, LICENSEE agrees that, in the event of a breach of this Agreement by LICENSEE, in addition to such other legal and equitable rights and remedies as shall be available to NBAP, NBAP shall be entitled to seek injunctive and other equitable relief, without the necessity of proving special damages or furnishing a bond or other security unless so ordered by the Court.

16. NOTICES

         All notices and statements to be given and all payments to be made under this Agreement shall be given or made at the respective address of the parties as set forth above, unless notification of a change of address is given in writing. Any notice of breach or default must be in writing and sent by facsimile or express delivery properly addressed. Any written notice shall be deemed to have been given at the time it is confirmed received, if sent by facsimile, or next business day if sent by express delivery.

17. NO JOINT VENTURE

         Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers. Neither party shall have the power to obligate or bind the other to a third party in any manner whatsoever.

18. ARBITRATION OF CERTAIN MATTERS

         Any dispute or disagreement between the parties relating solely to the amount of royalty payments owing under this Agreement shall be settled by arbitration in New York City under the rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction. No other dispute or disagreement between the parties (including any claim by NBAP that LICENSEE is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach of this Agreement) shall be settled by arbitration. All decisions by NBAP relating to disapproval of any Licensed Product or advertising, promotion or display material shall be final and binding on LICENSEE and shall not be subject to review in any proceeding except in the event LICENSEE claims that NBAP has used the approval process to frustrate the purpose of this Agreement.

19. USE OF PLAYERS

         (a) LICENSEE acknowledges that this Agreement does not grant to LICENSEE any licenses or rights with respect to the use of Player Attributes except on Licensed Product as expressly provided herein and in advertising and promotional materials specifically approved by NBAP. The license granted under this Agreement does not include, and shall not be used to imply, a testimonial or endorsement of any Licensed Products by any NBA player. LICENSEE shall not use Player Attributes in any manner that is a testimonial or endorsement without first obtaining written authorization from the subject player(s) ("Endorsement Rights"). LICENSEE shall not enter into any agreement with any NBA player or any other person which would require that player or other person to wear any LICENSEE-identified item in or at any NBA game, competition or event (either courtside or in any locker room) or at practice.

         (b) LICENSEE may enter into an "exclusive" Endorsement Rights agreement with a current NBA player but acknowledges that, notwithstanding any such exclusivity, under the group license agreement between NBAP and the National Basketball Players Association (the "Group License"), such player has no right to "opt-out" with respect to the trading card category.

                  Accordingly, LICENSEE further acknowledges that NBAP shall continue to license to other trading card manufacturers the right to use the Licensed Attributes of such player. Notwithstanding the foregoing, NBAP shall not permit any other trading card manufacturer to use the Licensed Attributes of any player for whom LICENSEE has secured Endorsement Rights in any manner that is a testimonial or endorsement of such other manufacturer's product (e.g., use with greater prominence than other players depicted in the materials submitted to NBAP for approval).

         (c) In the event any current NBA player retires or becomes inactive, or enters into an exclusive license agreement with respect to an "opt-out" category of products that conflicts with the rights granted hereunder, upon receipt of written notice from NBAP that such a player has become inactive, or entered into a conflicting exclusive license agreement, LICENSEE shall cease and/or cause to cease the use of such player's Licensed Attributes in the manufacture, distribution, advertisement, promotion and sale of any applicable Licensed Product within seventy (70) days of receipt of NBAP's notice, said seventy (70) day period being commensurate with the sell-off period provided in the Group License. In the event that a new Group License is entered into during the Term and the sell-off period therein is extended beyond seventy (70) days with respect to any product category covered by this Agreement, NBA) agrees that the sell-off period in this Paragraph 19(c) shall be similarly extended.

20. WARRANTIES

                  Each party represents and warrants that it has the right and authority to enter into and perform this Agreement and NBAP represents and warrants that it has the right to grant the rights to use the Licensed Marks and Licensed Attributes. LICENSEE represents and warrants that all advertising and promotional materials shall comply with all applicable laws, regulations and standards. NBAP's approval of such materials will not imply a representation or belief that NBAP believes such materials are sufficient to meet applicable laws, regulations and standards, nor shall it imply that NBAP agrees with or supports any claims made by LICENSEE in any advertising materials relating to the Licensed Products. LICENSEE further represents and warrants that all advertising and promotional materials and all graphics used on Licensed Products (other than materials or properties supplied by NBAP) will not violate the intellectual property rights of any third party.

21. SEVERABILITY

                  In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed and enforced as if such provision were not contained in this Agreement.

22. MISCELLANEOUS

         (a) Force Majeure: If in any country or region outside of North America, either LICENSEE or NBAP shall have been prevented in whole, or in part, from performing its obligations under this Agreement as a result of war, insurrection, national emergency, restrictions imposed by law, or "acts of God" (a "Force Majeure"), then the performance of such party disabled by said Force Majeure shall be suspended for the duration of the Force Majeure or resultant period of disability (the "Disability Period"); and provided that the disabled party shall resume its affected performance as soon as possible after the disability has been removed. However, if such Force Majeure prevents performance for a period in excess of ninety
                  (90) days, either party may terminate this Agreement with respect to the country or region affected by the Force Majeure upon thirty (30) days' written notice served upon the other party not later than ten (10) days after the elapse of the 90-day Disability Period. In the event of a termination pursuant to this Paragraph 23(a), NBAP and LICENSEE shall in good faith confer with each other to negotiate with respect to an equitable adjustment to LICENSEE's obligations hereunder, including an appropriate adjustment in Minimum Guarantees, or other appropriate adjustments to the Agreement. If, after conferring in good faith for a reasonable period of time, NBAP and LICENSEE are unable to agree on the equitable adjustment, they shall jointly designate a mutually acceptable person to determine the equitable adjustment, and such person's determination shall be final and binding on NBAP and LICENSEE and shall not be subject to review in any proceeding. If NBAP and LICENSEE are unable to designate such mutually acceptable person after a reasonable period following their failure to agree on the equitable adjustment, either party may request the President of the Association of the Bar of the City of New York to make such designation.

         (b) Assignment: This Agreement and any rights granted under this Agreement are personal to LICENSEE and shall not be assigned, sublicensed, subcontracted or encumbered, directly or indirectly, by law or by contract, without NBAP's prior written consent (which shall not be unreasonably withheld with respect to an affiliate or related company of LICENSEE which is in the youth entertainment business), which consent may, in NBAP's sole discretion (i) be contingent upon a fee payable by LICENSEE or the transferee (except with respect to an affiliated or related company of LICENSEE), the amount of which shall be determined by NBAP in its sole discretion, and/or (ii) impose other terms and conditions upon the assignment, sublicense or transfer (except with respect to an affiliated or related company directly or indirectly wholly-owned by LICENSEE). Any transfer of a controlling interest in LICENSEE or in any party which currently controls LICENSEE, directly or indirectly, shall be deemed an assignment prohibited by the preceding sentence. Any nonconsensual assignment, sublicense, subcontract or encumbrance of this Agreement by LICENSEE shall be invalid and of no force or effect. Upon any such nonconsensual assignment, sublicense or encumbrance, this Agreement shall terminate, all payment obligations of LICENSEE hereunder shall be accelerated and immediately due and payable, and all rights granted under this Agreement shall immediately revert to NBAP.

         (c) Waiver: None of the provisions of this Agreement can be waived or modified except expressly by a writing signed by both parties. There are no representations, promises, agreements, warranties, covenants or undertakings by either party other than those contained in this Agreement. No failure on the part of NBAP to exercise any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.

         (d) Survival: No expiration or termination of this Agreement shall relieve LICENSEE of its obligation to pay NBAP any amounts due to NBAP at the time of termination, regardless of whether these amounts are then or thereafter payable. The provisions of Paragraphs 12 and 23(f) shall survive the expiration or termination of this Agreement.

         (e) Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws. Any claim arising under this Agreement (except as provided under Paragraph 18) shall be prosecuted in a federal or state court of competent jurisdiction located within the City of New York, USA and LICENSEE consents to the jurisdiction of such court and to the service of process by mail.

         (f) Confidentiality: Neither party shall (nor shall they permit or cause their employees or agents to) divulge, disseminate or publicize information relating to this Agreement or the financial or other terms of this Agreement (including any information on the specifications or methods of reproduction of the Licensed Marks) or information exchanged between the parties hereunder to any third party (other than their respective attorneys or accountants or the NBA Board of Governors), except as may be required by law or to fulfill the terms of this Agreement.

         (g) Construction: This Agreement has been executed in a text using the English language, which text shall be controlling. This Agreement together with any exhibits or attachments, constitutes the entire agreement and understanding between the parties and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter of this Agreement between LICENSEE and the NBA, any Member Team, NBAP or NBAE. The headings in the Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement shall not be binding on NBAP until signed on its behalf by its President or Senior Vice President, Business Affairs.

                                     * * *

                                   SCHEDULE A

                           Third Party Contributors:

                    [Information to be provided by LICENSEE]

                                   EXHIBIT A

                              NBA PROPERTIES, INC.
                     LICENSEE AND SUPPLIER CODE OF CONDUCT


The NBA's mission is to be the most respected and successful sports league and sports marketing organization in the world. In keeping with this mission, NBA Properties, Inc. ("NBAP") is committed to conducting its business in a socially responsible and ethical manner. We expect all NBAP licensees, including their contractors, engaged in the manufacture and sourcing of products bearing NBA, WNBA, USA Basketball and NBC trademarks (collectively "Product Suppliers") to share this commitment. At a minimum, all Product Suppliers must adhere to the following Licensee and Supplier Code of Conduct:

1.       ETHICAL STANDARDS
         Product Suppliers shall conduct their businesses in accordance with the highest standards of ethical behavior.

2.       COMPLIANCE WITH APPLICABLE LAWS
         Product suppliers shall comply with all applicable laws and regulations of the countries, states and localities in which they operate.

3.       EMPLOYMENT PRACTICES
         NBAP will only do business with Product Suppliers whose employees are appropriately compensated, present at work voluntarily, not at undue risk of physical harm and not exploited in any way. In addition, Product Suppliers must comply with the following specific standards:

               o WAGES AND BENEFITS: Product Suppliers shall provide wages, overtime compensation and benefits at not less than the minimum levels required by applicable laws and regulations or the prevailing local industry levels, if higher.

               o WORKING HOURS: Product Suppliers shall, at a minimum, comply with all applicable working hours laws and regulations. Except in unusual business circumstances, employees shall not be required to work more than the lesser of (a) 48 hours per week and 12 hours of overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such locality plus 12 hours of overtime. In addition, except in unusual business circumstances, employees shall be entitled to at least one day off in every seven-day period.

               o CHILD LABOR: Product Suppliers shall not employ any person under the age of 15 (or 14 where allowed by local law) or under the local age for completing compulsory education, if higher.

               o FORCED LABOR: Product Suppliers shall not use any forced labor, whether in the form of prison labor, indentured labor, bonded labor or otherwise.

               o HARASSMENT OR ABUSE: Product Suppliers shall treat each employee with dignity and respect, and shall not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

               o NONDISCRIMINATION: Product Suppliers shall not discriminate in employment practices on the basis of race, religion, age, nationality, social or ethnic origin, gender, sexual orientation, political opinion or disability.

               o FREEDOM OF ASSOCIATION: Product Suppliers shall recognize and respect the right of employees to join organizations of their own choosing and shall neither threaten nor penalize employees for their efforts to organize or bargain collectively.

               o HEALTH AND SAFETY: Product Suppliers shall provide employees with a safe and healthy working environment. Manufacturing facilities shall, at a minimum, contain clean restrooms, potable water, adequate lighting, adequate ventilation and fire exits. Residential facilities, if provided, shall also be kept sanitary and safe.

4. ENVIRONMENTAL REQUIREMENTS

         Product Suppliers shall comply with all applicable environmental laws and regulations.

5. COMMUNICATION

         Product Suppliers shall take appropriate steps to ensure that the provisions of this Code are communicated to employees, including the prominent posting of the Code (in the local language) in their manufacturing facilities.

6. MONITORING AND COMPLIANCE

         Product Suppliers shall conduct periodic audits of manufacturing facilities, on the basis of which they shall certify to NBAP on request either that (a) all products bearing NBA, WNBA, USA Basketball and NBC trademarks have been manufactured in compliance with this Code, or (b) identified facilities have been found not to be in compliance with this Code, in which event the Product Supplier shall specify appropriate and effective steps to remedy the non-compliance. NBAP or its representatives are authorized to engage in monitoring activities to confirm compliance with this Code, including on-site inspections of manufacturing facilities and residential facilities, audits of records relating to employment matters and private interviews with employees at all levels. Product Suppliers shall retain and make available to NBAP or its representatives, either on site or at agreed upon locations, all documentation that may be required to assess whether or not the Product Supplier is in compliance with this Code.

7. FAILURE TO COMPLY

         NBAP reserves the right, in addition to all other legal and contractual rights, to terminate its relationship with any Product Supplier found to be in violation of this Code.